Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:

Applied Micro Circuits Corporation Scott Dawson	The Ardell Group Angela Edgerton
Phone: (858) 535-4217	Phone: (858) 792-2941
E-Mail: sdawson@amcc.com	E-Mail: angela@ardellgroup.com

Thursday, November 9, 2006

Company Press Release

APPLIED MICRO CIRCUITS CORPORATION DELIVERS STRONG

SECOND QUARTER FISCAL 2007 REVENUE GROWTH

Revenue of $76.4 million, up 17.6% from the second quarter last year and up 9.6% sequentially from the previous quarter

Completed Quake Technologies, Inc. Acquisition

SUNNYVALE, Calif., —November 9, 2006—Applied Micro Circuits Corporation [NASDAQ: AMCC] today reported its revenue for the second quarter of fiscal 2007.

Net revenue for the second quarter of fiscal 2007 was $76.4 million compared to $69.7 million reported in the first quarter of fiscal 2007 and $64.9 million reported in the second quarter of fiscal 2006. Net revenue for the second quarter of fiscal 2007 includes $2.1 million in revenue attributable to the Company’s acquisition of Quake Technologies, Inc. on August 25, 2006.

The Company’s cash, cash equivalents and short-term investments at September 30, 2006 totaled $265.8 million, a decrease of $70.3 million over the comparable balance at June 30, 2006. The decrease relates primarily to the closing of the Quake acquisition.

“This was another excellent quarter for us. We delivered significant top line growth and we continue to execute according to our stated goals in every part of our business,” said Kambiz Hooshmand, president and chief executive officer.

Internal Stock Options Review and Restatement Update

On September 14, 2006, the Company announced that its Audit Committee had concluded that the Company used incorrect measurement dates for certain historic stock option grants. The Company advised that it would restate its financial statements and that it expects to recognize up to $200 million in non-cash stock-based compensation expense beginning in fiscal year 1998. The Company intends to file its restated financial statements, as well as its annual report on Form 10-K for the year ended March 31, 2006 and its quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as soon as practicable after completion of audit activities by the Company’s registered public accounting firm, Ernst & Young LLP, including a pre-clearance with the SEC’s Office of the Chief Accountant of certain items relating to the investigation findings and restatement.

Nasdaq Listing Update

Due to the delay in the filing of the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, the Company received a letter from The Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). Last month the Company requested that the initial grace period be extended to allow the Company and Ernst & Young LLP additional time to pre-clear certain items with the SEC’s Office of the Chief Accountant relating to the investigation findings and restatement. The Company has received an extension from Nasdaq until December 21, 2006 to become current in its filings.

For More Information

AMCC management will be holding a conference call today, November 9, 2006, at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time to discuss the Company’s revenue for the second quarter of fiscal 2007 and to provide guidance for the third quarter of fiscal 2007. You may access the conference call via any of the following:

Teleconference:	913-981-5542
Conference ID:	4207717
Web Broadcast:	http://www.amcc.com
Replay:	719-457-0820
(Available for 7 days following the call)

AMCC Overview

AMCC is a global leader in network and embedded PowerPC processing, optical transport and storage solutions. Our products enable the development of converged IP-based networks offering high-speed secure data, high-definition video and high-quality voice for carrier, metropolitan, access and enterprise applications. AMCC provides networking equipment vendors with industry-leading network and communications processing, Ethernet, SONET and switch fabric solutions. AMCC is also the leading vendor of high-port count SATA RAID controllers enabling low-cost, high-performance, high-capacity storage. AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

This news release contains forward-looking statements including statements regarding the Company’s future performance. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the Company’s products, the businesses of the Company’s major customers, reductions, rescheduling or cancellation of orders by the Company’s customers, successful and timely development of products, market acceptance of new products, the results of the Audit Committee’s review of the Company’s option grant practices and accounting, the Securities and Exchange Commission’s inquiry relating to the Company’s option grant practices, the investigations by U.S. Attorneys, the derivative lawsuits filed against the Company, and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward- looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to reuse or update any forward-looking statements to reflect events or circumstances after the issuance of this press release.

AMCC is a registered trademark of Applied Micro Circuits Corporation. The PowerPC name and logo are registered trademarks of IBM Corporation and used under license therefrom. All other trademarks are the property of their respective owners.